EXHIBIT 99.1

LHC Group Signs Definitive Agreement to Acquire Home Health Business From Addus HomeCare

LAFAYETTE, La., Feb. 7, 2013 (GLOBE NEWSWIRE) -- LHC Group Inc. (Nasdaq:LHCG) has entered into a definitive agreement to acquire the home health service line of Addus HomeCare Corp. (Nasdaq:ADUS). The transaction is expected to close on or about February 28, 2013.

The acquisition will encompass 19 home health agencies and two hospice agencies in five states. When the transaction is complete, LHC Group, a national provider of post-acute care, will operate more than 300 locations in 23 states nationwide.

Specifically, LHC Group will acquire 100 percent of the assets of three home health agencies in Arkansas, one home health agency and two hospice agencies in South Carolina and one home health agency in Nevada. The company will acquire 90 percent of the assets of eight home health agencies in Illinois and six in California, with Addus retaining a 10 percent ownership interest in those locations. Both Arkansas and South Carolina are certificate of need states.

The estimated 65 and older population in the acquired service area totals 2.6 million. Annual revenue is approximately $36.7 million. Purchase price for the transaction is $20 million.

"It is with great pleasure I welcome Addus' home health patients and employees into our LHC Group family," said Keith G. Myers, LHC Group's chairman and CEO. "We look forward to partnering with local clinicians in these communities to deliver high-quality health care that allows patients to safely remain in the comfort of home.

"We're particularly excited to welcome the Addus employees who will become part of LHC Group. Please know we are dedicated to your continued success as we bring our shared purpose – it's all about helping people – to life in communities across the country."

Mark Heaney, president and CEO of Addus HomeCare, said the transaction will allow the company to focus on its core business of delivering social and personal care services, including assistance with activities of daily living, through its core home and community business. Addus in November announced its intention to explore strategic alternatives relative to its home health business.

"The healthcare landscape is undergoing massive and rapid change as a result of healthcare reform and the economic imperative that we adopt new and more effective methods for serving the healthcare needs of those most at risk," Heaney said. "States across the country are moving quickly to implement managed care models to serve over nine million primarily older persons – the dual eligible population – who consume a disproportionately high percentage of our nation's healthcare resources. This transaction enables Addus to focus entirely on our home and community business and, along with our demonstrated expertise in this sector, positions us to benefit significantly from the enormous opportunity to serve this large and growing high-cost population."

The transaction is expected to close on or about February 28, 2013, and is subject to customary closing conditions. There can be no assurance that the transaction will be completed.

About LHC Group

LHC Group is a national provider of post-acute care, providing quality, cost-effective health care to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health, hospice and private duty locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Eric Elliott
         Investor Relations
         (337) 233-1307
         eric.elliott@LHCgroup.com

         Amy Stevens
         Media Relations
         (337) 233-1307
         amy.stevens@LHCgroup.com